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                                                            Page 99 of 117 Pages

                                   EXHIBIT C
                                   ---------

                              WAIVER AND AMENDMENT

                                 MARCH 13, 1997


      WHEREAS, a Securities Purchase Agreement (the "Securities Purchase Agreement") by and among Ascent Pediatrics, Inc. (the "Company"), Triumph-Connecticut Limited Partnership ("Triumph"), and certain other purchasers listed on the signature pages thereto (together with Triumph, the "Purchasers") was executed on January 31, 1997;

      WHEREAS, at the First Closing and pursuant to Section 1.3 of the Securities Purchase Agreement, the Purchasers purchased from the Company Notes in the aggregate principal amount of $2,000,000 and Series A Warrants to purchase in the aggregate 264,036 shares of Common Stock of the Company at an aggregate purchase price of $2,000,000;

      WHEREAS, Section 1.4 of the Securities Purchase Agreement provides for a Second Closing wherein the Purchasers shall purchase from the Company Notes in the aggregate principal amount of $5,000,000, Series A Warrants to purchase in the aggregate of 396,054 shares of Common Stock of the Company, and Series B Warrants to purchase in the aggregate 256,072 shares of Common Stock of the Company, at an aggregate purchase price of $5,000,000.

      WHEREAS, Section 3.1 of the Securities Purchase Agreement sets forth certain conditions precedent to the Purchasers' obligations at the Second Closing; and

      WHEREAS, Section 14.3 of the Securities Purchase Agreement provides that the Securities Purchase Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions of the Securities Purchase Agreement may be given, if the same are in writing and signed by the Company, the holders of a majority of the principal amount of the Notes and the holders of a majority of the Warrants.

      NOW, THEREFORE, in contemplation of the Second Closing, for good and valuable consideration and pursuant to Section 14.3 of the Securities Purchase Agreement, the Company and Triumph, as a holder of the majority of the principal amount of the Notes and the Warrants, expressly agree to the following:

      1. That Section 3.1(l)(ii) of the Securities Purchase Agreement be waived in its entirety;

      2. That Section 3.1(q) be amended so that it shall read in the entirety as follows:

              "3.1(q) ADDITIONAL CONDITIONS TO SECOND CLOSING. Prior to or contemporaneous with the Second Closing, the Company shall have either (x)
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                                                           Page 100 of 117 Pages

           received the Primsol Solution Final FDA Approval or (y) closed a Qualified Public Offering." and

      3. That Section 8.2(b) be amended so that it shall read in its entirety as follows:

                   "(b) LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness), other than (a) the Indebtedness evidenced by the Notes, (b) Senior Indebtedness, and (c) the Series A Preferred, the Series B Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred, (d) up to $5,500,000 of purchase money Indebtedness in connection with the Feverall Acquisition, and (e) Indebtedness in an aggregate amount not in excess of $500,000 secured by Capitalized Leases or Purchase Money Liens."

      Capitalized terms used here but not otherwise defined herein have the meanings ascribed thereto in the Securities Purchase Agreement.

      IN WITNESS WHEREOF, The Company and Triumph have duly executed this Waiver and Amendment under seal as of the date first above written.

                                            TRIUMPH-CONNECTICUT
                                            LIMITED PARTNERSHIP
                                            as Principal Purchaser


                                            By: /s/ Thomas W. Janes
                                               ---------------------------------
                                            Title: Managing Director



                                            ASCENT PEDIATRICS, INC.


                                            By: /s/ John G. Bernardi
                                               ---------------------------------
                                            Title: Vice President, Finance